Free Writing Prospectus

To Preliminary Prospectus dated March 14, 2012

Filed pursuant to Rule 433

Registration Statement No. 333-179839

Dated March 15, 2012

Michel Cup

Nationality

Dutch

Current Position

CFO (2011)

Previous Experience

Provimi – 1 yrs

Akzo Nobel – 2 yrs

Numico – 8 yrs

Deloitte – 6 yrs

Disclaimer

DE International Holdings B.V. has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the offering to whichthis communication relates. You should read the prospectus in that registration statement and other documents DE International Holdings B.V. has filed with the SEC for more complete information about DE International Holdings B.V. and this offering. You may get these documents for free by visiting EDGAR on the SEC website at http://www.sec.gov. Alternatively, you can obtain a copy of the prospectus by writing to DE International Holdings at: DE International Holdings, Attn: Investor Relations, Vleutensevaart 100, Utrecht, 3532 AD, The Netherlands or by sending an email to coffeeteaco@saralee.com.

These materials do not constitute an offer to acquire securities or a prospectus within the meaning of the Dutch Financial Markets Supervision Act (Wet op het financial toezicht). In connection with the admission to trading on NYSE Euronext in Amsterdam, a prospectus approved by the Netherlands Authority for the Financial Markets (Stichting Autoriteit Financiële Markten or “AFM”) will be made generally available in The Netherlands. Any investor should make his investment decision solely on the basis of the information contained in the prospectus. When made generally available, copies of the AFM approved prospectus may be obtained at no cost by writing to DE International Holdings at: DE International Holdings, Attn: Investor Relations, Vleutensevaart 100, Utrecht, 3532 AD, The Netherlands or by sending an email to coffeeteaco@saralee.com.

Some of the information presented herein contains forward looking statements. All statements other than statements of historical fact regarding our business, financial condition, results of operations and certain of our plans, objectives, assumptions, projections, expectations or beliefs with respect to these items and statements regarding other future events or prospects, are forward looking statements. These statements include, without limitation, those concerning: the anticipated costs and benefits of restructuring actions taken to prepare for the separation; our ability to complete the separation; the timetable for completion of the separation; the expected benefits of the separation; CoffeeCo’s ability to declare and pay the CoffeeCo Special Dividend; our access to credit markets; and the funding of pension plans. These statements may be preceded by terms such as “expects,” “anticipates,” “projects” or “believes.”

In addition, this presentation may include forward looking statements relating to our potential exposure to various types of market risks, such as commodity price risks, foreign exchange rate risks, interest rate risks and other risks related to financial assets and liabilities. We have based these forward looking statements on our management’s current view with respect to future events and financial performance. These forward looking statements are based on currently available competitive, financial and economic data, as well as management’s views and assumptions regarding future events, and are inherently uncertain. Although we believe that the estimates reflected in the forward looking statements are reasonable, such estimates may prove to be incorrect. By their nature, forward looking statements involve risk and uncertainty because they relate to events and depend on circumstances that will occur in the future. There are a number of factors that could cause actual results and developments to differ materially from those expressed or implied by these forward looking statements. These factors include, among other things, those listed in the section of the prospectus entitled “Risk Factors.”

We urge you to read the sections of the prospectus entitled “Risk Factors,” “Operating and Financial Review,” “Industry Overview” and “Business” for a discussion of the factors that could affect our future performance and the industry in which we operate. Additionally, new risk factors can emerge from time to time, and it is not possible for us to predict all such risk factors. Given these risks and uncertainties, you should not place undue reliance on forward looking statements as a prediction of actual results.

All forward looking statements included herein are based on information available to us on the date of this presentation. We undertake no obligation to update publicly or revise any forward looking statement in this presentation, whether as a result of new information, future events or otherwise, except as may be required by applicable law. All subsequent written and oral forward looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained throughout the prospectus.

Ready to Operate Stand Alone

Teams in place

Systems separated

Started to simplify processes

Stand alone financials prepared

Financial Reporting Objectives

Transparency

Comparability

Minimize volatility

Understanding the Carve Out

Understanding the Carve Out

1. Impact stand alone reporting

2. Conversion to IFRS Main Impacts

3. Minimize the volatility of adjusted EBIT

1. Impact Stand Alone Reporting

• Carve out financials reflect the ongoing business

• A portion of Sara Lee corporate unallocated costs included

• Inherited liabilities reflected on the Balance Sheet

2. Conversion to IFRS

Main Impacts

• Pensions:

• Reset actuarial gains/losses to zero within equity

• Future actuarial gain/losses remain in equity

• Impact of asset ceiling test reflected in equity

• Currency Translation Adjustments zero as of transition date

3. Minimize the Volatility

of Adjusted EBIT

• Reclassification from adjusted EBIT to financial income and expense:

Pension interest costs and expected return on pension assets

Mark to market of currency derivatives on raw material purchases

No impact on net result or cash flow

3. Minimize the Volatility of Adjusted EBIT

Gains/(losses) reflected in the reported segment

results by Sara Lee:

(€mln) FY 2009 FY 2010 FY 2011

Pension interest costs and expected return on pension assets 5 6 17

Mark to market of currency derivatives on raw material purchases (6) 23 (33)

(1)	30 (16)

Carve Out Financials Explained – FY 2011

Reported segment results by Sara Lee € 358 mln *) € 16 mln

3. Minimize the volatility of adjusted EBIT

Pensions (€ (17) mln)

Mark to market (€ 33 mln)

*) Equivalent of $ 489 mln as reported in full year earnings release Sara Lee

2. Conversion to IFRS € 8 mln € (19) mln

1. Impact stand alone reporting

Allocated Sara Lee corporate costs (€ (25) mln)

Impact unrealized commodity derivatives (€ 6 mln)

Adjusted EBIT IFRS as reported in F 1 € 363 mln

Comparable Baseline FY 2011

Comparable Baseline FY 2011

• Stranded costs

• Related to divestments H&BC and Bakery prior to spin

• Annualized € 30 mln*

• Partially reflected in the first half 2012 results of Coffee & Tea Segment by Sara Lee

• Actions implemented to phase out

* Previous Sara Lee guidance of total Sara Lee stranded costs ($ 50 60 mln) included approximately € 20 mln for Coffee & Tea Segment

Comparable Baseline FY 2011

• Additional non allocated corporate overhead costs

• Needed to operate as stand alone public company

• Annualized € 10 mln

• Total non allocated corporate overhead costs for

DE Master Blenders expected to be € 43 mln

annualized after spin*

*	2011 non allocated corporate overhead costs for DE Master Blenders € 33 mln

Financial Impact

Comparable Baseline FY 2011

Adjusted EBIT IFRS as reported in F 1 € 363 mln

€ Stranded costs (30) mln

Additional non allocated corporate overhead € (10) mln

Baseline adjusted EBIT DE Master Blenders € 323 mln

14.0%

12.3%

Going Forward EBIT Margins Will Return to Historical Levels

Mid-term target:

Adj. EBIT Margin

15% - 17%

The Financials Explained

Three Business Segments

Netherlands, Belgium, France, Denmark,

Greece, Germany, UK, Spain

Brazil, Hungary, Czech Republic, Poland,

Australia, Thailand and Russia Global

Retail Western Europe

Retail Rest of World Out of Home

Corporate overhead costs

Green coffee export 3rd parties

Green Coffee Export will be

Limited to a Minimum Going Forward

• Non strategic; ancillary to the business

• Profitability driven by tax benefits,

ended January 1, 2012

FY 2011 Explained

(€mln) FY 2011

Net sales 2,602

like for like growth*) 10.1%

Gross profit 985

as a % of sales 37.9%

A&P (138)

as a % of sales (5.3%)

Other usual SG&A (484)

as a % of sales (18.6%)

Adjusted EBIT 363

Adj. EBIT margin 14.0%

*) Calculated at a constant exchange rate and adjusted to eliminate the 53rd week and acquisitions during the period

Financials FY 2009 – FY 2011

(€mln) FY 2009 FY 2010 FY 2011

Net sales 2,235 2,315 2,602

like for like growth N/A (0.9%) 10.1%

Gross profit 901 969 985

as a % of sales 40.3% 41.9% 37.9%

A&P (118) (132) (138)

as a % of sales (5.3%) (5.7%) (5.3%)

Other usual SG&A (428) (466) (484)

as a % of sales (19.1%) (20.2%) (18.6%)

Adjusted EBIT 355 371 363

Adj. EBIT margin 15.9% 16.0% 14.0%

Top Line Growth FY 2011 Driven by

Pricing and Green Coffee Export Business

• Pricing +6.5%

• Export +4.3%

Like for like

growth

10.1%

• Mix/Volume/Other (0.7%)

Increased Commodity Prices not Fully

Compensated by Pricing

• Pricing € 143 mln

• Commodities € (182) mln

• Mix/Volume/Other € 55 mln

GP growth

€ 16 mln

Performance by Segment – FY 2011

(€mln) Retail WE Retail RoW OOH Non

Allocated* Total

Net sales 1,125 655 634 187 2,602

Reported growth 6.8% 15.0% 3.4% N/A 12.4%

Adjusted EBIT 218 51 110 (16) 363

Adj. EBIT margin 19.4% 7.8% 17.3% N/A 14.0%

*Includes non allocated corporate overhead costs of € 33 mln

Adjusted EBIT Margin per Segment

FY 2009 FY 2010 FY 2011

Retail Western Europe 24.5% 24.0% 19.4%

Retail Rest of World 3.8% 7.2% 7.8%

Out of Home 16.8% 17.7% 17.3%

Total 15.9% 16.0% 14.0%

• WE: strong margins; FY 2011 commodities not yet fully offset

• RoW: margins low but trending up despite commodity prices

• OOH: solid performance despite market challenges

Our Way Forward

Value Drivers – Net Sales

Net sales

• Innovations

• Product and country mix

• Trade spend optimization

• Volume growth

Investments Needed to Deliver Growth

FY 2013/2014

4% 5%

FY 2015

3% 4%

Capex as a % of sales

Value Drivers – Gross Profit

Gross profit

• Premiumization

• Product and country mix

• Strategic pricing

• Fit 4 Growth – cost savings

Managing Gross Profit

• Pricing

• Innovation and shift towards higher margin products

• Centralized risk management

• Hedging coffee prices

Gross Profit

Fit 4 Growth – € 40 mln Savings

Blend 0 – 25 mln

Optimization

Optimize Supply

Chain

€ 15 – 20 mln

The investments needed to realize these savings are included in the Capex guidance

Value Drivers A&P and

Other Usual SG&A

A&P

• Increase A&P spend in retail

• Increase effectiveness A&P spend

Other usual

SG&A

• Fit 4 Growth – cost savings

• Simplification

Other Usual SG&A

Fit 4 Growth – € 25 mln Savings

€ 20 – 30 mln

IT Optimization

Streamline

Organization

By FY 2015

DE Master Blenders will not incur any additional costs to realize these savings

Overview Value Drivers

Net sales

• Innovations

• Product and country mix

• Trade spend optimization

• Volume growth

Gross profit

• Premiumization

• Product and country mix

• Strategic pricing

• Fit 4 Growth cost savings

A&P

Other usual

SG&A

• Fit 4 Growth cost savings

• Simplification

Virtuous Circle of Growth

Going Forward Sustainable Profitable Growth

Mid-term targets:

Net Sales Growth 5%—7%

Adj. EBIT Margin 15%—17%

37

Effective Tax Rate

ETR stated in the IFRS financial statements impacted by carve out accounting

Initiatives started to optimize ETR on a stand-alone basis:

Mitigate repatriation tax

Implement new business model

Guidance on ETR FY2013 will follow after spin

ETR FY 2014/2015: ~25%

38

Significant Cash Opportunities in Operating Working Capital

As a % of sales

FY 2009 15.7%

FY 2010 16.7%

FY 2011 18.3%

Target FY 2015: ~10%

Target: ~5%

39

Significant Financial Flexibility to Grow the Business

Intended levels at separation

Gross Debt

€ 550 mln

Net Debt

€ 400 mln

40

Dividend Policy

Dividend policy is determined by DE Master Blenders growth profile

Intention is to reach a dividend pay-out ratio of around 30% in the medium term

41

Conclusions

Transformation

FROM TO

Managed for profit

Profitable growth

Limited focus on cash

Cash management

Strong assets underutilized

Unlock their full potential

Complex structures and processes

Simplification

43

Solid Financial Platform to Support our Growth

Profit & Loss

Sales growth mid-term: 5% - 7%

Adj. EBIT margin mid-term: 15% - 17%

Cash flow

Capex FY 2013/2014: 4% - 5%

Capex FY 2015: 3% - 4%

OWC FY 2015: 10% of sales

ETR FY 2014/2015: ~25%

Balance Sheet

Intended net debt as of spin: €400 mln

44

Notes

45

Notes

46

Notes

47

Notes

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